Exhibit 99.1

International Rectifier Reports Fiscal Fourth Quarter Results

EL SEGUNDO, Calif., July 28, 2005 – International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $38.4 million (or $0.54 per share) for the June quarter on revenues of $281.8 million.  This compares to $41.7 million (or $0.56 per share) for the March quarter on revenues of $281.9 million.  For the June and March quarters, adjusted earnings excluded $12.4 million and $8.1 million in pretax charges, respectively, for severance and restructuring activities announced in December 2002.  As previously announced, a one-time $6.0 million pretax charge from the accelerated vesting of options also is excluded from the June quarter’s adjusted earnings.

On a GAAP basis, net income was $24.7 million (or $0.35 per share) for the June quarter versus $35.7 million (or $0.48 per share) in the March quarter and $29.4 million (or $0.42 per share) for the prior-year quarter.

Gross margin was 43.5 percent in the fourth quarter.  This compares to 44.4 percent in the March quarter and 41.2 percent in the year-ago fourth quarter.  Pricing pressure on commodity products principally was responsible for the sequential decline.

For the fiscal year just ended, adjusted earnings per share were up 43 percent over the previous fiscal year.  Adjusted net income was $167.3 million (or $2.30 per share) on revenues of $1.17 billion, compared to prior-year adjusted net income of $110.8 million (or $1.61 per share) on revenues of $1.06 billion.  For the fiscal year just ended, gross margin was 43.5 percent compared to 38.8 percent in fiscal 2004.

Adjusted earnings excluded $34.0 million and $33.5 million for severance and restructuring activities announced in December 2002 for the fiscal year just ended and the previous fiscal year, respectively. Also excluded is the previously announced, one-time $6.0 million pretax charge from the accelerated vesting of options from this fiscal year’s adjusted earnings and a one-time $5.9 million net pretax gain from the Hitachi settlement from the prior-year’s adjusted earnings.

On a GAAP basis, IR reported net income of $137.5 million (or $1.91 per share) for fiscal 2005 compared to a net income of $89.8 million (or $1.31 per share) for fiscal 2004.

The company generated $79 million of cash from operations in the fourth quarter and $221 million for fiscal 2005, ending the year with $941 million in cash and cash investments.

CEO Alex Lidow said, “We have positioned the company to capitalize on the fastest-growing, high performance, power management applications with our proprietary product strategy.  This has involved developing value-added products, such as high performance analog ICs, as well as taking advantage of cross-selling opportunities for our other product families.  Our focus on these applications and products has driven our revenues, gross margins, and design wins to record levels this past fiscal year.”

Products targeting these high growth areas are now reported under the category of “Focus Products.”  The grouping also includes IR’s royalty and licensing revenues.  This category represented $858 million dollars in revenue in fiscal 2005, up 18 percent over the prior year. Gross margin for Focus Products expanded to 50.6 percent for the fiscal year, an increase of 410 basis points and exited the year at 51.1 percent.

IR’s Focus Products’ segments include Computing and Communications (C&C), Energy-Saving Products (ESP), Aerospace and Defense (A&D), and Intellectual Property (IP).  In addition, IR reports its “Non-Focus Products” in two segments:  “Non-Aligned Products” and “Commodity Products.”  Additional information regarding IR product groupings will be reported in the 2005 10-K to be filed with the Securities and Exchange Commission.

Revenues by business segment are as follows (in thousands):

	For the Quarter Ended			For the Fiscal Year Ended
	June 2005	March 2005	June 2004	June 2005	June 2004

Computing and Communications (C&C)	$89,505	$89,323	$97,880	$386,662	$328,330
Energy-Saving Products (ESP)	79,474	73,686	68,850	300,521	250,763
Aerospace and Defense (A&D)	32,405	32,431	28,178	129,295	108,610
Intellectual Property (IP)	10,091	10,513	10,942	41,160	41,927
Subtotal Focus Products	211,475	205,953	205,850	857,638	729,630

Non-Aligned Products	27,053	24,938	31,220	110,560	113,014
Commodity Products	43,240	50,980	61,576	206,226	217,856
Subtotal Non-Focus Products	70,293	75,918	92,796	316,786	330,870

Consolidated Revenues	$281,768	$281,871	$298,646	$1,174,424	$1,060,500

Gross margins by business segment are as follows:

	For the Quarter Ended			For the Fiscal Year Ended
	June 2005	March 2005	June 2004	June 2005	June 2004

Computing and Communications (C&C)	44.1%	45.9%	44.0%	44.6%	40.6%
Energy-Saving Products (ESP)	55.3	55.5	50.3	55.0	49.2
Aerospace and Defense (A&D)	44.7	42.9	42.9	42.8	37.4
Intellectual Property (IP)	100.0	100.0	100.0	100.0	100.0
Subtotal Focus Products	51.1	51.6	49.0	50.6	46.5

Non-Aligned Products	12.0	14.3	14.1	15.9	14.1
Commodity Products	25.8	30.1	28.8	28.6	25.7
Subtotal Non-Focus Products	20.5	24.9	23.8	24.1	21.7

Consolidated Gross Margin	43.5%	44.4%	41.2%	43.5%	38.8%

FOCUS PRODUCTS’ SEGMENTS ARE AS FOLLOWS:

Computing and Communications (C&C)

IR’s Computing and Communications (C&C) segment is comprised of the company’s focus products addressing servers and high-end desktops, notebooks, telecom, netcom, digitally-oriented consumer products like game consoles.  The growth in this area is fueled by ever-increasing demands for greater computing power and improved communications.

Revenues for fiscal 2005 were $386.7 million, up 18 percent from $328.3 million in fiscal 2004. Gross margin was 44.6 percent compared to 40.6 percent in fiscal 2004.  Fourth quarter revenues were $89.5 million with gross margin at 44.1 percent compared to revenues of $97.9 million with gross margin at 44.0 percent in the fourth quarter of fiscal 2004.  The year-on-year revenue decline reflects products the company discontinued in this segment. C&C contributed 33 percent of total company revenues in fiscal 2005 and 32 percent in the fourth quarter.

Over the next 12 months, IR believes that its server market share will more than double, displacing other analog suppliers in this key space of the IT world.  The company also expects a strong pickup in its communications and networking business, with orders up sharply from the prior quarter growing 28 percent sequentially.

Energy-Saving Products (ESP)

IR’s Energy-Saving Products (ESP) segment includes the company’s Focus Products’ solutions for variable speed motion control in appliances and industrial systems; advanced lighting products; advanced automotive solutions; and consumer applications like plasma TVs.  The growth in this area is driven by energy shortages, driving demand for greater efficiency across a wide assortment of products.

Revenues in the ESP segment for fiscal 2005 were $300.5 million, up 20 percent from $250.8 million in the prior fiscal year.  Gross margin was 55 percent compared to 49.2 percent for fiscal 2004. Fourth quarter revenues were $79.5 million, up 15 percent from $68.9 million in the fourth quarter of fiscal 2004.  Gross margin was 55.3 percent in the fourth quarter of fiscal 2005 compared to 50.3 percent in the fourth quarter of fiscal

2004.  ESP contributed 26 percent of total company revenues in fiscal 2005 and 28 percent in the fourth quarter.

The booming housing industry worldwide is increasing demand for IR’s energy-conserving appliance business.  At the same time, developing economies such as China and India are driving the growth in IR’s lighting business.  The company’s appliance and lighting revenues are up 41 percent in fiscal 2005.

Aerospace and Defense (A&D)

In the Aerospace and Defense (A&D) segment, IR’s Focus Products include solutions for commercial aircraft, space applications, and defense systems as well as high-reliability applications required for other markets.  As with ESP and C&C, the growth in Aerospace and Defense is led by the need for highly reliable, advanced power management solutions, providing significant performance benefits to high reliability applications.

Revenues for fiscal 2005 were $129.3 million, up 19 percent from $108.6 million in fiscal 2004 and the gross margin was 42.8 percent compared to 37.4 percent in fiscal 2004. Fourth quarter revenues were $32.4 million, up 15 percent from $28.2 million in the fiscal fourth quarter of 2004. Gross margin was 44.7 percent in the fourth quarter of 2005 compared to 42.9 percent in fourth quarter of fiscal 2004.  A&D contributed 11 percent of total company revenue in fiscal 2005 and 12 percent in the fourth quarter.

Commercial and military applications such as A380, F/A-22 systems, and communications satellites drove IR’s growth in this segment in fiscal 2005.

Intellectual Property (IP)

The Intellectual Property (IP) segment comprises IR’s business of licensing its intellectual property to third parties.  In the fourth quarter, IP revenues were $10.1 million, compared with $10.9 million for the year ago period.  For the full year, the total contribution for IP revenues was $41.2 million versus $41.9 million in fiscal 2004. International Rectifier has a growing portfolio of 400 U.S. patents and has approximately 800 applications pending worldwide. In the past fiscal year, the company added over 100 patents worldwide.

NON-FOCUS PRODUCTS’ SEGMENTS ARE AS FOLLOWS:

Non-Aligned Products

This segment includes businesses previously determined as not aligned with IR’s long-term objectives and are in the process of being divested or discontinued. Revenues were $27.1 million, with a 12.0 percent gross margin for the fourth quarter.  For the fiscal year, revenues were $110.6 million, down 2 percent from $113.0 million in fiscal 2004, with gross margin of 15.9 percent in fiscal 2005 compared to 14.1 percent in fiscal 2004.  This segment contributed 9 percent of total company revenue in fiscal 2005 and 10 percent in the fourth quarter.

Commodity Products

The Commodity Products segment includes products offering returns typically below the company average and are not strategic to the company’s core technologies.  These products are considered commodity in nature and are not consistent with company’s overall goals in high performance, power management application efforts.  For the fiscal year, revenues were $206.2 million, down 5 percent from $217.9 million in fiscal 2004, with gross margin of 28.6 percent in fiscal 2005 compared to 25.7 percent in fiscal 2004.  Commodity Products contributed 18 percent of total company revenues in fiscal 2005 and 15 percent in the fourth quarter.

Design Wins

International Rectifier posted record design wins in fiscal 2005, including these application-specific highlights, described by end market:

Information Technology:  The company continues its strong momentum in high performance servers by securing 86 new design wins.  IR’s XPhase (TM), DirectFET (TM), and DCBus(TM) products are powering IBM’s new eight-way, dual core servers, representing two of the world’s most powerful computers.  XPhase(TM) and DirectFET(TM) also won the reference design to power next-generation, dual processor servers from Intel.

Leading manufacturers selected IR’s products for 37 new notebook, desktop and graphics card designs including 14 market-leading Sonoma Centrino platforms from Intel.  IR continues to set standards in high performance, power management applications in a wide variety of IT product applications.  At the same time, industry leaders are increasingly choosing IR solutions to advance the greatest power efficiency to help bring forward major new growth frontiers, such as WiMAX.

In telecom and networking, IR secured 64 new design wins including iPOWIR (TM), DirectFET and high performance, analog ICs with seven of the top telecom and networking companies.

Consumer:  In the consumer space, IR won 47 new designs, including digital TVs, digital audio, and game consoles, fueled by major design wins at Samsung, LG, and NEC.

Automotive:  For the year in automotive, customers like Honda, Bosch and Continental Temic selected International Rectifier for advanced technology programs such as integrated starter alternators for hybrid vehicles, electric power steering, and diesel direct injection.  IR had about 200 design wins over the full year into automotive applications in, for example, the world’s leading hybrid car and the GM Silverado/Sierra hybrid truck.

Appliances and Lighting:  Haier, Hitachi, General Electric, Maytag and Whirlpool selected International Rectifier for energy-saving appliances while Mitsubishi, GE Lighting, and Magnatek chose IR for efficient lighting applications.

Outlook

In the September quarter, revenues are expected to be flat to up 4 percent.  IR currently has about 80 percent backlog coverage of target revenue for the September quarter.  Overall gross margin is expected to be flat sequentially, plus or minus a percentage point, before the effect of expensing options as required by FASB 123R, and a broad-based profit sharing plan for employees excluding directors, officers, and senior management.  We expect the cost of these expenses to impact gross margin by approximately 1 percentage point each quarter throughout fiscal 2006. IR’s tax rate for fiscal 2006 is expected to be approximately 27 percent versus 25.3 percent for fiscal 2005.

CEO Alex Lidow stated, “Industry business conditions are steadily improving, with the strongest part of the year still ahead amid a major transition to new end products.  A massive technology generation change already is being seen in the IT space with the move to multi-core processing.  At the same time, we’re entering an era where energy savings is critical in both consumer and industrial applications.  IR is in an excellent position to capitalize on these growth opportunities with a strong portfolio of power management solutions, while steadily transforming its business model to reach higher levels of profit making potential.  The company’s strategy to redefine itself in the high performance, analog markets paid off again last year and prospects are even brighter for fiscal 2006.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items. IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products and how they relate to its Focus Products’ segments.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2005.

The following reconciles reported net income and earnings per share (“EPS”) to adjusted net income and EPS for the fiscal quarters ended June 30, 2005, March 31, 2005 and June 30, 2004 (in thousands, except per share amounts):

	For the Quarter Ended
	June 30, 2005 (unaudited)	March 31, 2005 (unaudited)	June 30, 2004 (unaudited)
Net income	$24,693	$35,673	$29,407
Restructuring charges (net of tax)	9,268	5,994	7,213
Stock options accelerated vesting charge (net of tax)	4,479	—	—
Adjusted net income		41,667	36,620
Conversion of subordinated notes (net of tax)	—	1,552	2,629
Adjusted net income, diluted	$38,440	$43,219	$39,249

EPS, basic	$0.36	$0.53	$0.44
Effect of dilutive securities (1)	(0.01)	(0.05)	(0.02)
EPS, diluted	0.35	0.48	0.42
Restructuring charges (net of tax)	0.13	0.08	0.11
Stock options accelerated vesting charge (net of tax)	0.06	—	—
Effect of dilutive securities on adjusting items	—	—	(0.01)
Adjusted EPS, diluted (1)	$0.54	$0.56	$0.52

Basic EPS shares	69,108	67,795	66,196
Effect of dilutive securities:
Convertible subordinated notes	—	7,439	7,439
Stock options	2,012	2,088	2,554
Diluted EPS shares (1)	71,120	77,322	76,189

(1)          The June 30, 2005 quarter reported and adjusted diluted EPS did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive.  The March 31, 2005 quarter included the Effect, which impacted reported and adjusted diluted EPS by ($0.03) and ($0.04), respectively.  The June 30, 2004 quarter also included the Effect, which impacted reported and adjusted diluted EPS by ($0.01).

	For the Fiscal Year Ended
	June 30, 2005	June 30, 2004
Net income	$137,460	$89,770
Restructuring charges (net of tax)	25,387	25,453
Stock options accelerated vesting charge (net of tax)	4,479	—
Hitachi settlement net gain (net of tax)	—	(4,448)
Adjusted net income	167,326	110,775
Conversion of subordinated notes (net of tax)	9,838	11,275
Adjusted net income, diluted	$177,164	$122,050

EPS, basic	$2.03	$1.37
Effect of dilutive securities (2)	(0.12)	(0.06)
EPS, diluted	1.91	1.31
Restructuring charges (net of tax)	0.38	0.39
Stock options accelerated vesting charge (net of tax)	0.07	—
Hitachi settlement net gain (net of tax)	—	(0.07)
Effect of dilutive securities on adjusting items	(0.06)	(0.02)
Adjusted EPS, diluted (2)	$2.30	$1.61

Basic EPS shares	67,621	65,459
Effect of dilutive securities:
Convertible subordinated notes	7,439	7,439
Stock options	2,029	2,904
Diluted EPS shares (2)	77,089	75,802

(2)          The June 30, 2005 fiscal year reported diluted EPS included the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock, which impacted reported diluted EPS by ($0.06).  The June 30, 2004 fiscal year reported diluted EPS did not include the Effect, as the Effect would have been anti-dilutive.  The June 30, 2005 and 2004 fiscal year adjusted diluted EPS included the dilutive effect from the conversion of the Shares, which impacted fiscal 2005 and 2004 adjusted diluted EPS by ($0.10) and ($0.01), respectively.

Segment Reporting

The company will begin reporting its financial results in six segments commencing in its upcoming 10-K for Fiscal Year 2005 to be filed with the Securities and Exchange Commission.  Those reporting segments will be Computing and Communications, Energy-Saving Products, Aerospace and Defense, Intellectual Property, Non-Aligned Products and Commodity Products.  In this earnings release, the company is providing fourth quarter and Fiscal year 2005 financial results using its prior reporting format of one segment and providing certain descriptive and financial information on a segment basis. Investors should look to the company’s upcoming 10-K for detailed business and financial information concerning the company’s segments.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); unexpected costs or delays associated with cost-reduction, restructuring and margin improvement efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment; greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions; pricing pressures; quality and product disputes, claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the success of working capital management programs; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Forms 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, July 28 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, August 2.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21230147, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

DCBus, DirectFET, iPOWIR, and XPhase are trademarks of International Rectifier.  Centrino and Intel are trademarks of Intel Corporation.  IBM is a trademark of IBM Corporation.  Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004

Revenues	$281,768	$298,646	$1,174,424	$1,060,500
Cost of sales	159,330	175,753	663,901	649,406
Gross profit	122,438	122,893	510,523	411,094

Selling and administrative expense	45,003	47,007	173,037	164,723
Research and development expense	24,497	24,882	104,876	92,156
Amortization of acquisition-related intangible assets	1,570	1,404	5,939	5,623
Impairment of assets, restructuring and severance charges	12,353	9,508	33,952	33,534
Other (income) expense, net	6,552	609	7,377	(5,038)
Interest (income) expense, net	(454)	717	1,274	1,812
Income before income taxes	32,917	38,766	184,068	118,284

Provision for income taxes	8,224	9,359	46,608	28,514
Net income	$24,693	$29,407	$137,460	$89,770

Net income per common share – basic	$0.36	$0.44	$2.03	$1.37

Net income per common share – diluted	$0.35	$0.42	$1.91	$1.31

Average common shares outstanding – basic	69,108	66,196	67,621	65,459

Average common shares and potentially dilutive securities outstanding – diluted	71,120	76,189	77,089	68,363

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	June 30,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$638,135	$560,154
Trade accounts receivable, net	158,510	154,911
Inventories	177,560	159,908
Deferred income taxes	34,784	44,141
Prepaid expenses and other receivables	53,387	34,096
Total current assets	1,062,376	953,210

Long-term cash investments	302,585	276,055

Property, plant and equipment, net	488,204	393,919

Other assets	370,379	393,822
Total assets	$2,223,544	$2,017,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$18,168	$18,866
Long-term debt, due within one year	163	274
Accounts payable	81,893	78,164
Accrued salaries, wages and commissions	33,344	36,510
Other accrued expenses	91,328	81,222
Total current liabilities	224,896	215,036
Long-term debt, less current maturities	547,259	560,019
Other long-term liabilities	26,186	22,950
Deferred income taxes	—	14,789
Stockholders’ equity:
Common stock	69,826	66,358
Capital contributed in excess of par value of shares	854,044	757,169
Retained earnings	435,145	297,685
Accumulated other comprehensive income	66,188	83,000
Total stockholders’ equity	1,425,203	1,204,212
Total liabilities and stockholders’ equity	$2,223,544	$2,017,006